Exhibit 99.1

FOR IMMEDIATE RELEASE

PETROHAWK ENERGY TO ACQUIRE MISSION RESOURCES

HOUSTON, April 4, 2005— Petrohawk Energy Corporation (NASDAQ: HAWK) (“Petrohawk” or the “Company”) and Mission Resources Corporation (NASDAQ: MSSN) (“Mission”) today announced that they have entered into a definitive agreement whereby Petrohawk will acquire Mission for a combination of Petrohawk stock, cash and the assumption of debt.

Total consideration will be approximately 60 percent Petrohawk common stock and 40 percent cash and will consist of approximately 19.2 million Petrohawk common shares and $135 million cash.  Under the terms of the merger agreement, Mission shareholders will have the right to elect to receive cash or Petrohawk common stock, subject to a proration if either cash or stock is oversubscribed. Based on the closing prices of Petrohawk and Mission on April 1, 2005, the implied acquisition price represents a premium to Mission stockholders of approximately 19%.

Floyd C. Wilson, Chairman, President, and Chief Executive Officer of Petrohawk, said, “We believe Mission offers a number of important features that we look for – undervalued or underdeveloped properties in areas where we have technical expertise, near-term non-core divestments, opportunities for accelerated development of proved undeveloped reserves, an attractive acreage position and significant upside in the form of 3-D seismic based drilling prospects, all within existing core areas.”

“Bob Cavnar and his fine management group have truly created a new Mission – we believe this asset base will complement Petrohawk’s property portfolio, as have previous acquisitions of companies with similar attributes. I am especially excited as I review the combined capital program and the extensive inventory of 3-D based drilling opportunities. I view this transaction as an opportunity for measured growth in very familiar areas. We will continue to attempt to increase shareholder value as we build the company for eventual sale or merger.”

Robert L. Cavnar, Chairman, President and Chief Executive Officer of Mission Resources, added, “We believe this transaction offers to our shareholders and employees significantly enhanced opportunities. By combining Mission’s strong inventory of exploitation projects in the Permian Basin and exploration projects on the Gulf Coast with Petrohawk’s portfolio of attractive development projects in the Permian, Anadarko and East Texas Basins and exciting exploration projects in the Arkoma Basin and along the Gulf Coast, we create a combined company with a multi-year inventory of diversified projects in key U.S. hydrocarbon basins.

“Over the past two years, Mission has completed its financial restructuring and substantially enhanced the company’s asset base through drilling, acquisitions and divestitures, while reducing both per unit costs and debt load. We have a high degree of confidence that Floyd and his management team have the vision and the ability to further enhance the combined company. We believe that this merger is a natural next step for Mission and that the combination of our companies’ staffs will create a terrific team for the combined shareholders.”

Strategic Benefits:

•                  Immediately accretive to cash flow, production and reserves on a per share basis

•                  Doubles proved reserves, daily production, and upside potential

•                  Properties in basins complementary to existing assets and technical expertise

•                  Appropriate use of leverage to enhance Petrohawk’s operating platform

•                  Well-developed plan to enhance balance sheet and operating statistics

•                  Discretionary cash flow

•                  Divestment of non-core assets

•                  Transforms the Permian Basin into a key operating area

•                  Allows for the application of a much larger combined capital budget over a much larger combined opportunity set

•                  Attractive combined capital program adds over 650 identified opportunities including numerous drilling locations (over 200 proved drilling locations)

Pro Forma Statistics:

	Petrohawk	Mission	Pro Forma

Proved Reserves (Bcfe) at December 31, 2004, SEC pricing	220	226	446

Proved Developed	72%	78%	75%

Natural Gas	73%	60%	67%

Operated (based on reserves)	63%	45%	53%

Estimated Current Production (Mmcfe/d)	57	68	125

R/P (years)	10.6	9.1	9.8

Netherland, Sewell and Associates, an independent reserve engineering firm, prepares both Petrohawk’s and Mission’s estimates of proved reserves.

Pro Forma 2005 Petrohawk Guidance and Capital Budget:

In conjunction with the announcement of the transaction, Petrohawk is updating 2005 guidance pro forma for the acquisition as if it had occurred on January 1, 2005. In this initial view of pro forma guidance, no post-merger activities have been included, such as cost savings synergies, additional acquisitions, or divestment of high cost, non-core properties.

Pro Forma Estimated Daily Production:

Oil (Bbls)	7500	—	7900
Natural Gas and Natural Gas Liquids (Mmcf)	94	—	98
Natural Gas Equivalent (Mmcfe)	139	—	145
Annual Natural Gas Equivalent Midpoint (Bcfe)			52
Daily Natural Gas Equivalent Midpoint (Mmcfe)			142

Pro Forma Estimated Operating Costs ($/Mcfe):

Lease Operating Expense	$1.01	—	$1.07
Production, Severance and Ad Valorem Taxes	$0.42	—	$0.48
Gathering, Transportation and Other	$0.03	—	$0.05
General and Administrative	$0.46	—	$0.52

Pro Forma 2005 Capital Expenditure Budget ($millions):

Land, Seismic	16	11%
Proved	81	58%
Probable	18	13%
Exploratory	26	18%
Total	141	100%

Permian	14	10%
East Texas	11	8%
Anadarko	17	12%
South Texas / Gulf Coast / GOM	80	57%
Arkoma	3	2%
Land, Seismic	16	11%
Total	141	100%

The pro forma combined capital program for 2005 represents record activity levels in core operating areas and includes over 300 projects (new wells, recompletions, workovers).

Hedging:

Petrohawk will continue its strategy of hedging a significant percentage of its forecasted production for a two to three year period.  Given the current commodity markets, consideration will be given to restructuring certain older derivative positions and replacing them with more current, strategic derivative transactions.

Merger Agreement:

Total consideration for the shares of Mission is fixed at approximately $135 million in cash and approximately 19.2 million Petrohawk common shares not including outstanding Mission stock options. Mission stock options will convert into Petrohawk options pursuant to the terms of the merger agreement.

Under the terms of the merger agreement, Mission shareholders will have the right to elect cash or Petrohawk common stock, subject to a proration if either cash or stock is oversubscribed.  While the per share consideration is established in the merger agreement at $8.15 in cash or 0.7718 shares of Petrohawk common stock, the per share consideration is subject to adjustment upwards or downwards so that each Mission share receives consideration representing equal value. This adjustment will reflect 46.3% of the difference between $10.56 and the price of Petrohawk’s shares during a specified period prior to closing. Based on the April 1 closing price of $11.53 of Petrohawk, the adjusted per share consideration would be valued at $8.60 or 0.7458 shares of Petrohawk common stock.

Floyd C. Wilson will remain as Petrohawk’s Chairman, President and CEO. Following the completion of the transaction, two directors nominated by Mission will join Petrohawk’s board of directors.

The acquisition is subject to the approval of the shareholders of Mission and Petrohawk. The boards of directors of both companies have unanimously approved the transaction, which is subject to customary conditions, including approval of listing of the Petrohawk shares to be issued in the acquisition on NASDAQ and regulatory approvals. The acquisition is expected to be completed during the third quarter of 2005.

Petrie Parkman & Co. acted as financial advisor and Porter & Hedges LLP acted as legal advisor to Mission.  Merrill Lynch & Co. rendered a fairness opinion to Mission.  Hinkle Elkouri Law Firm LLC and Thompson & Knight LLP acted as legal advisors to Petrohawk and Sanders Morris Harris provided a fairness opinion for Petrohawk.

Investor Conference Call:

Petrohawk and Mission will host a conference call today, with an accompanying presentation, to discuss the proposed transaction at 11:00 a.m. Eastern DST, 10:00 a.m. Central DST. The conference call will be webcast at:

http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=MSSN&script=1010&item_id=1047333

The webcast can also be accessed at the companies’ websites as follows:

www.petrohawk.com

www.mrcorp.com

Investors may participate in the conference call by telephone dialing 877-894-9681 a few minutes before the call begins and asking for the Petrohawk Energy / Mission Resources conference call, conference ID 5336855. International callers may also participate by dialing (706) 634-0812.  A replay of the conference call will be available approximately two hours after the end of the call until Wednesday, May 4, 2005. To access the replay, dial 800-642-1687 and reference conference ID 5336855. In addition, the web cast will also be archived on the Company’s web site. International callers may listen to a playback by dialing (706) 645-9291.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and gas, with properties concentrated in the South Texas, Mid-Continent, East Texas, Arkoma, Permian and Gulf Coast regions.

Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

For more information please refer to the companies’ websites or contact:

For Petrohawk	Shane Bayless	Joan Dunlap
	(832) 204-2727	(832) 204-2737
	sbayless@petrohawk.com	jdunlap@petrohawk.com

For Mission	Ann Kaesermann
Vice President – Accounting & Investor Relations, CAO
(713) 495-3100
investors@mrcorp.com

Additional Information for Investors

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Petrohawk’s and Mission’s current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions include, without limitation, 1) the possibility that the companies may be unable to obtain stockholder or other approvals required for the acquisition; 2) the possibility that problems may arise in successfully integrating the businesses of the two companies; 3) the possibility that the acquisition may involve unexpected costs; 4) the possibility that the combined company may be unable to achieve cost-cutting objectives; 5) the possibility that the businesses may suffer as a result of uncertainty surrounding the acquisition; 6) the possibility of future regulatory or legislative actions; 7) the volatility in prices for oil and gas; 8) the presence or recoverability of estimated reserves; 9) the ability to replace reserves; 10) environmental risks; 11) drilling and operating risks; 12) exploration and development risks; 13) competition; 14) the ability of management to execute its plans to meet its goals and other risks that are described in SEC reports filed by Petrohawk and Mission. Petrohawk and Mission assume no obligation and expressly disclaim any duty to update the information contained herein except as required by law.

Additional Information About the Acquisition and Where to Find It:

Petrohawk and Mission will file materials relating to the acquisition with the SEC, including one or more registration statement(s) that contain a prospectus and a joint proxy statement. Investors and security holders of Petrohawk and Mission are urged to read these documents (if and when they become available) and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about Petrohawk, Mission and the acquisition. Investors and security holders may obtain these documents free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed with the SEC by Petrohawk may be obtained free of charge from Petrohawk’s website at www.petrohawk.com. The documents filed with the SEC by Mission may be obtained free of charge from Mission’s website at www.mrcorp.com. Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed acquisition.

Petrohawk, Mission and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Petrohawk and Mission in favor of the acquisition. Information about the executive officers and directors of Petrohawk and their direct or indirect interests, by security holdings or otherwise, in the acquisition will be set forth in the proxy statement-prospectus relating to the acquisition when it becomes available.  Information about the executive officers and directors of Mission and their direct or indirect interests, by security holdings or otherwise, in the acquisition will be set forth in the proxy statement-prospectus relating to the acquisition when it becomes available. Information about the executive officers and directors of Mission and their ownership of Mission common stock is set forth in the proxy statement for Mission’s 2004 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2004.

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